Exhibit 10.9

MBT Financial Corp.

Executive Officer Annual Incentive Pay Plan

Policy Document

Updated 2017

General Purpose of Plan

The purpose of this Plan is to enable MBT Financial Corp. to: (i) Attract and retain key executive leadership talent; (ii) deliver competitive total direct compensation; and (iii) reward Executive Officers for both the Company’s annual financial performance and individual performance relating to strategic goals that drive financial performance and growth.

Effective Date

This plan is effective beginning with the 2017 Performance Period, and will remain in effect until modified or terminated by the Board.

Certain Plan Definitions

Unless the context otherwise indicates, the following words used herein shall have the following meanings whenever used in this policy document:

(a)	"Award" means a cash award paid to a Plan Participant in accordance with the terms and conditions of this Plan

(b)	"Board" means the Board of Directors of the Company

(c)	"Committee" means the Compensation Committee of the Board

(d)	"Company" means MBT Financial Corp., a corporation organized under the laws of the State of Michigan.

(e)	"Director" means a member of the Board of Directors.

(f)	“Executive Officer” means a named executive officer as defined under SEC disclosure rules, and any other management employee of the Company designated as a participant by the CEO and the Committee.

(g)

“Funding Factor” means the percent of target awards that is payable under the plan based on Net Operating Income results. The Funding Factor may be represented by a formula or funding schedule as set forth in Appendix A of this Plan. The funding formula or schedule is subject to modification by the Committee for each Performance Period, and is to be defined no later than 60 days after the beginning of the Performance Period.

(h)	“Net Operating Income” means before tax operating income, excluding securities gains/(losses), provision for loan losses, and bonus accrual for executive officers and officers.

(i)	"Participant" means an employee of the Company who is designated as a Plan Participant by the Committee.

(j)	"Performance Period" means the fiscal year of the Company over which Awards may be earned contingent on satisfying specified performance conditions.

(k)	"Plan" means this MBT Financial Corp. Executive Officer Annual Incentive Pay Plan.

(l)	“Target Award %” means a defined percent of a Participant’s annual base salary for the applicable Performance Period, as set forth on Appendix B hereto.

Plan Administration

The Plan shall be administered jointly by the Compensation Committee and the CEO of the Company

The Committee has the authority and responsibility for:

(a)	Establishing the design structure and terms and conditions of Awards made under the Plan in collaboration with the CEO

(b)	Referring matters or decisions relating to the Plan to the Board as deemed appropriate by the Committee.

(c)	Seeking outside advice from legal counsel or consultants on matters relating to the design and administration of the Plan

(d)	Setting annual Target Award levels for all Plan Participants

(e)	Establishing and approving the annual formula and/or schedule that defines the level of Awards funded under the plan based upon the financial performance of the Company

(f)	Determining and approving the level of annual Awards funded each Performance Period in accordance with the established funding formula or schedule

(g)	Reviewing individual performance goals set by the CEO for Participants to assure alignment with the financial and strategic goals of the Company

(h)	Interpreting and applying the terms and conditions of the Plan

The CEO of the Company has the authority and responsibility for:

(a)	Establishing individual performance goals for each Executive Officer and informing the Committee of such goals

(b)	Evaluating individual performance

(c)	Providing feedback and recommendations to the Committee on the design structure of the Plan; level of annual Target Awards; and the specific terms and conditions for earning an Award under the Plan

Plan Participation

Executive Officers of the Company are eligible to participate in this Plan upon the recommendation of the CEO and approval of the Committee.

Incentive Award structure and Determination

General Structure

This Plan is structured to deliver an objectively defined incentive pay opportunity based on both Company financial performance and individual performance for the Performance Period. The two principal components or award factors that determine Awards payable under the plan are:

●	The Funding Factor; and

●	Participant’s Target Award %

Setting Annual Target Award %

Before the beginning of each Performance Period, Target Awards are to be established for each Plan Participant by the Committee. Such Target Awards will be expressed as a percent of the Participant’s annual base salary for the Performance Period, and will be set at levels consistent with the executive compensation philosophies and objectives of the Board. Target Award % for 2015 is set forth on Appendix B hereto.

Determination of Awards

At the end of each Performance Period, the Award paid under the Plan for the Performance Period shall be determined as follows:

Step 1: The Compensation Committee, in its absolute discretion, sets the aggregate size of the award pool.

Step 2: Determine the Funding Factor based upon Net Operation Income performance (refer to the funding schedule under Appendix A)

Step 3: The Award will be calculated as follows:

(Funding Factor) X (Participant’s Target Award %) X (Base Salary)

The Committee reserves the sole discretion to adjust the total Award pool resulting from the above process to reconcile to the total Award pool funded.

Adjustment of Performance Conditions

The Committee may modify or adjust the determination of corporate financial performance under the Plan to account for unusual or extraordinary events that occur during the Performance Period such as:

●	Corporate reorganizations, acquisitions, including spin-offs and other distributions of property; or

●	Changes in applicable laws or regulations that impact financial performance; or

●	Accounting changes mandated by FASB that affect financial performance; or

●	Material financial transactions that result in performance that in the judgment of the Committee does not fairly reflect outcomes normally expected to be under the control of management.

Payment of Awards

Payment of Awards

Awards earned and payable as determined by the Committee shall be paid to the Participant in cash no later than March 15 of the year immediately following the Performance Period. In the event of a Participant’s death after the end of the Performance Period, but before payment of the Award, such Award shall be paid to the beneficiary or beneficiaries designated in writing by the Participant and filed with the Company or, in the absence of and such designation, or if no such designated beneficiary survives the Participant, to the Participant’s estate.

Termination of Employment

A Participant must be employed in an Executive Officer capacity at the end of the Performance Period to receive payment of Awards earned under this Plan for such Performance Period.

General Provisions

Amendment or Discontinuation of this Plan

The Board may amend, alter, or discontinue this Plan at any time, provided that no amendment, alteration, or discontinuance may be made, which would materially and adversely affect the rights of a Participant under any Award opportunity in effect for the Performance Period during which such Board action is taken. Notwithstanding the foregoing, this Plan may be amended at any time to: (i) comply with any law; (ii) preserve any intended favorable tax effects for the Company, the Plan or Participants; or (iii) avoid any unintended unfavorable tax effects for the Company, the Plan or Participants.

Tax Withholding

The Company shall withhold any taxes which the Committee determines the Company is required by law or by the terms of this Plan to withhold in connection with any Awards made under the Plan. The Company may withhold cash, in an amount equal to the amount which the Committee determines is necessary to satisfy the obligation of the Company to withhold federal, state and local income taxes.

No Implied Rights to Employment

Neither this Plan nor any award hereunder shall be construed as giving any individual any right to continued employment with the Company. The Plan does not constitute a contract of employment, and the Company expressly reserves the right at any time to terminate employees free from liability, or any claim, under this Plan, except as may be specifically provided for under this Plan.

Appendix A

2017 Bonus Funding Schedule

This funding schedule is intended as an illustration of how the Funding Factor is determined for any given Plan Year, subject to modification by the Committee.

Percentage of MBT 2017 NOI performance against the 2017 MBT NOI budget goal	Award pool will be funded at:	Size of 2017 award pool
120%	150%	$2,610,000
118%	145%	2,523,000
116%	140%	2,436,000
114%	135%	2,349,000
112%	130%	2,262,000
110%	125%	2,175,000
108%	120%	2,088,000
106%	115%	2,001,000
104%	110%	1,914,000
102%	105%	1,827,000
100%	100%	1,740,000
98%	97%	1,687,800
96%	94%	1,635,600
94%	91%	1,583,400
92%	88%	1,531,200
90%	85%	1,479,000
88%	82%	1,426,800
86%	79%	1,374,600
84%	76%	978,120
82%	73%	939,510
80%	70%	900,900
78%	67%	862,290
76%	64%	823,680
74%	61%	785,070
72%	58%	746,460
70%	55%	707,850
68%	52%	669,240
66.7%	50%	643,500

Appendix B

2017 mbtEAM INCENTIVE PLAN

STRUCTURE AND GUIDELINES

MBTeam Incentive Plan (MIP)

Officer Bonus Target Award Percentage Structure

Level	Possible Payout
14	45%
13	35%
12	25%
11	25%
10	18%
9	18%
8	12%
7	12%
6	12%
5	8%
4	8%
3	5%
2	5%

Guidelines for 2017

■	We have also established the minimum earnings threshold for non-executive officer payout to equal 66.7%. Please refer to the funding table in the Officer Bonus Template.

■	The upper limit is 120% of the net operating income budget, which will result in a maximum incentive payout of 150%, as indicated by the attached schedule.

■	The minimum threshold for the Executive Officer Group will remain at the traditional 85% of budget as in the past.

■	The incentive payment for non-officer employees of the Corporation is included in the 2017 award pool in Appendix A.

Appendix C

Award Determination

2017 Performance Period

Assumptions applied:

Base Salary	$150,000
Target Award %	35%
Target Award	$52,500
Actual NOI performance as a percent of NOI Goal	90%
Funding Factor	85%

Incentive Award Equals
(Funding Factor) X (Participant’s Target Award %) X (Base Salary)

Incentive Award Equals
(85%) X (35%) X ($150,000) = $44,625
Award = $44,625